Exhibit 99.1

News Release	For immediate release
December 2, 2008
Park National Corporation receives preliminary approval to
participate in U.S. Treasury’s Capital Purchase Program
NEWARK, Ohio — Park National Corporation (Park) (NYSE Alternext US:PRK) today announced that on December 2, 2008, the U.S. Treasury preliminarily approved Park’s application to participate in the U.S. Treasury’s Capital Purchase Program (CPP) established under the Emergency Economic Stabilization Act of 2008. If Park chooses to participate, Park may sell up to $100 million of cumulative perpetual preferred shares and a related warrant to the U.S. Treasury. The preferred shares will carry a coupon rate of five percent per annum for five years, and nine percent per annum thereafter. In addition to the preferred shares, the U.S. Treasury will receive a ten-year warrant entitling it to purchase Park common shares with a value of 15 percent of the amount of the preferred share issuance. The approval is subject to certain standard conditions and approvals, including the execution of definitive agreements.
“We believe participation in this program is the right and responsible thing to do,” said Park Chairman C. Daniel DeLawder. “We enjoy a very strong capital position and have experienced significant loan growth through the recent market turbulence. The U.S. Treasury has made considerable efforts to calm the financial markets and increase liquidity in the economy by investing in strong financial institutions. The added capital further enhances our strength and flexibility to serve our clients, communities and shareholders. We join many of our peers in supporting the federal government’s plans to strengthen the financial industry and American economy in general.”
“We understand that 45 of the 50 largest financial institutions in the U.S. plan to participate in this program,” DeLawder added. “The CPP will allow Park to remain well capitalized relative to our large financial institution competitors as well as most of our peer institutions.”
At September 30, 2008, Park’s Tier 1 and total risk-based capital ratios were 9.80 percent and 11.59 percent, respectively, which are above the well-capitalized regulatory minimum ratios of 6 percent and 10 percent. If Park issues the entire $100 million of cumulative perpetual preferred shares, as preliminarily approved by the U.S. Department of Treasury, the Tier 1 and total risk-based capital ratios would be 11.93 percent and 13.71 percent (using September 30, 2008 risk-based assets and capital).
Because Park is not currently authorized to issue preferred shares under its Articles of Incorporation, Park’s shareholders must adopt an amendment to the Articles of Incorporation to authorize the issuance by Park of preferred shares in order for Park to participate in the CPP. A special meeting is scheduled for December 18, 2008 to conduct the vote with shareholders of record as of November 6, 2008. Park’s management and the board of directors are in favor of the amendment to allow Park to issue preferred shares.
Headquartered in Newark, Ohio, Park National Corporation holds $6.8 billion in assets (as of September 30, 2008). Park consists of 14 community bank divisions, a data processing and information technology division, two specialty finance companies and a title company. Park’s Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank, Citizens National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Park’s other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Finance Company and Park Title Agency.
Media Contacts: Bethany Lewis, Communication Specialist, 740.349.3754 or John Kozak, Chief Financial Officer, 740.349.3792
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

News Release
uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation: deterioration in the asset value of Vision Bank’s loan portfolio may be worse than expected; Park’s ability to execute its business plan successfully and within the expected timeframe and effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk; general economic and financial market conditions, and weakening in the economy, specifically, the real estate market, either national or in the states in which Park and its subsidiaries do business, continue to deteriorate; changes in the interest rate environment reduce net interest margins; competitive pressures among financial institutions increase significantly; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries; and demand for loans in the respective market areas served by Park and its subsidiaries, as well as other risk factors relating to the banking industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in “Item 1A. Risk Factors” of Part II of Park’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com